Exhibit 99

Keithley Instruments Reports Fiscal 2009 Results

CLEVELAND--(BUSINESS WIRE)--November 17, 2009--Keithley Instruments, Inc. (NYSE: KEI), a world leader in advanced electrical test instruments and systems, today announced results for its fourth quarter and year ended September 30, 2009.

Fourth Quarter Fiscal 2009 Results

Net sales were $24.1 million for the fourth quarter of fiscal 2009, a decrease of $9.1 million, or 27 percent from net sales of $33.1 million in last year’s fourth quarter. The decline was driven primarily by continued weak global economic conditions. Sales outside of the Americas represented approximately 70 percent of total sales for the fourth quarter of fiscal 2009. The effect of a stronger U.S. dollar negatively impacted sales growth by less than one percentage point, during the fourth quarter of fiscal 2009. Sequentially, net sales increased three percent from the third quarter of fiscal 2009.

During the fourth quarter of fiscal 2009, the Company reported a non-GAAP loss before taxes of $1.6 million, exclusive of $2.7 million of special charges associated with a worldwide workforce reduction. This compared to a non-GAAP loss before taxes of $2.8 million during the fourth quarter of fiscal 2008, exclusive of $4.0 million of special charges associated with a reduction in its worldwide workforce, an unusual excess and obsolete inventory reserve charge and impairment of long term investments in a company. Even as sales declined $9.1 million, the Company decreased its non-GAAP loss before taxes by $1.1 million from the prior year’s fourth quarter, primarily as a result of reducing operating costs by $7.3 million, or 32 percent, which excludes the special charges above. The Company reported a GAAP loss before income taxes of $4.4 million during the fourth quarter of fiscal 2009, compared to a GAAP loss before income taxes of $6.8 million during the fourth quarter of fiscal 2008.

The Company recorded tax expense of $0.1 million during the fourth quarter of fiscal 2009 compared to a tax benefit of $2.2 million in the fourth quarter of fiscal 2008. The Company was unable to record a tax benefit on the current quarter’s U.S. loss.

The Company reported a net loss of $4.4 million, or $0.28 per share, for the fourth quarter of fiscal 2009 compared to a net loss of $4.6 million, or $0.29 per share, during last year’s fourth quarter.

The Company used $1.0 million in cash from operations during the fourth quarter of fiscal 2009. Cash and short-term investments were $25.4 million at September 30, 2009, a decrease of $1.5 million from the prior quarter, after making a non-mandatory contribution of $0.8 million to the Company’s pension plan.

Orders of $25.4 million for the fourth quarter of fiscal 2009 increased seven percent sequentially from the third quarter of fiscal 2009. Orders decreased $9.8 million, or 28 percent, compared with orders of $35.1 million for the fourth quarter of last year. Orders decreased 14 percent in the Americas, 24 percent in Asia, and 45 percent in Europe. Compared to the prior year’s fourth quarter, orders from both the Company’s semiconductor and wireless communications customers decreased approximately 35 percent, orders from precision electronics customers decreased approximately 30 percent, and orders from research and education customers decreased approximately 15 percent. Order backlog increased $0.7 million during the quarter to $12.2 million at September 30, 2009.

“Many of our customers have recently reported improved sales; however, that improvement had not yet translated into materially increased spending among our customers for test equipment during the most recent quarter,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “We are encouraged however, that we have experienced sequential increases in orders during each of our last two quarters, from their low in the March 2009 quarter. In response to the low levels of orders we continued to receive, we took additional action during the fourth quarter to further reduce our operating cost structure with the expectation that we will return to profitability in fiscal 2010.”

Recent Developments During the Quarter and New Product Update

During the quarter, the Company announced its Model 2920A, an upgrade to its RF Vector Signal Generator line with capabilities that reduce signal generation times and enhance signal quality. The Model 2920A’s operating mode flexibility is suitable for MIMO device and system R&D applications, as well as in production settings.

Keithley also recently announced that it has enhanced its ACS Basic Edition software by adding support for a broader range of source measure instrumentation. This enhancement will prove useful in expanding support for testing solar cells and discrete power semiconductors.

Fiscal Year 2009 Results

Net sales for fiscal 2009 were $102.5 million, a decrease of $49.9 million, or 33 percent, from $152.5 million in fiscal 2008. The effect of a four percent stronger U.S. dollar negatively impacted sales growth by approximately two percentage points.

During fiscal 2009, the Company reported a non-GAAP pre-tax loss of $9.9 million, excluding $9.5 million of special charges for the discontinuance of a product line and a 20 percent reduction in the Company’s worldwide workforce. This compares to a non-GAAP pre-tax loss of $0.4 million during fiscal 2008, excluding special charges of $4.9 million associated with a reduction in its worldwide workforce, an unusual excess and obsolete inventory reserve charge and impairment of long term investments in a company. The increase in the non-GAAP loss before taxes, as compared to the prior year, excluding the aforementioned special charges, was primarily the result of a 33 percent decrease in net sales resulting in $34.7 million of lower gross margins. Partially offsetting the reduction in gross margins was a decrease of $24.1 million, or 26 percent, in product development and selling, general and administrative costs from $91.9 million incurred during fiscal 2008, excluding special charges. During fiscal 2009, the Company reported a GAAP loss before income taxes of $19.4 million compared to a GAAP loss before income taxes of $4.5 million during fiscal 2008.

The Company recorded tax expense of $31.1 million during fiscal 2009, which included a non-cash charge of $30.0 million recorded in the first quarter of fiscal 2009 to reserve for the Company’s U.S. deferred tax assets. Additionally, the Company was unable to record a tax benefit on its fiscal 2009 U.S. loss while it recorded tax expense for certain profitable foreign operations. During fiscal 2008, the Company recorded a tax benefit of $1.9 million.

The net loss for fiscal 2009 was $50.5 million, or $3.23 per share, which includes the aforementioned tax charges, severance charges, and the costs associated with the discontinuance of a product line. This compares to a net loss of $2.6 million, or $0.16 per share, last year.

Orders for fiscal 2009 were $98.5 million, a decrease of 37 percent, from $155.2 million in the prior year. Geographically, orders decreased 27 percent in the Americas, 46 percent in Asia, and 33 percent in Europe. Orders from the Company’s semiconductor customers decreased approximately 50 percent, orders from wireless communications customers decreased approximately 75 percent, orders from precision electronics customers decreased approximately 30 percent, and orders from research and education customers decreased approximately 10 percent compared to fiscal 2008. For fiscal year 2009, semiconductor customers’ orders comprised approximately 20 percent of the total, wireless communications customers’ orders were about five percent, precision electronics customers’ orders were approximately 30 percent, and research and education customers’ orders were about 40 percent.

Commenting on the full fiscal year results, Mr. Keithley added, “We began our fiscal year as the worst financial crisis since the Great Depression was beginning to unfold. We took decisive actions this year to quickly respond as credit markets froze and customers dramatically curtailed their capital spending in every geographic region we serve. Our cost saving measures were designed to increase our efficiency and refine our competitive focus. These actions included global workforce reductions, significant reductions in discretionary spending, and the discontinuance of our S600 product line. These actions were taken to help return us to profitability in fiscal 2010.”

Balance Sheet and Cash Flow

The Company used $5.4 million in cash from operations during fiscal 2009. Cash and short-term investments totaled $25.4 million at September 30, 2009 and the Company reported no outstanding debt. Inventory of $9.9 million decreased $9.9 million from year-ago levels, including a $4.0 million reduction for the product line discontinuance during the second quarter of fiscal 2009. Inventories also decreased $0.5 million sequentially. Inventory turns were 4.5 at September 30, 2009, compared to 2.7 a year ago and 4.1 at June 30, 2009. Trade receivables were $11.5 million, down $4.8 million from year-ago levels and up $0.7 million from June 30, 2009. Days sales outstanding were 47 at September 30, 2009, the same as a year ago, and compared to 42 at June 30, 2009.

Operations Outlook

“Our customers’ capital spending remains at greatly reduced levels as a result of current macroeconomic conditions, and their plans remain unclear as to when they will materially increase their spending for test and measurement equipment for their manufacturing applications. However, we feel that we are benefiting from initiatives around the world relating to energy efficiency applications. We remain committed to serving the challenging materials, device, and process measurement requirements that enable innovation within the electronics industry. We remain focused on executing against our business plan, and we plan to return to profitability in fiscal 2010. Additionally, we will continue our efforts in effectively managing our cash, short-term investments and working capital,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the first quarter of fiscal 2010, which will end December 31, 2009, to range between $23 and $27 million and earnings before taxes to range from a loss to a profit. The Company expects the effective tax rate for fiscal 2010 to range between lower to upper 20 percent, depending on earnings. It is projected that the quarterly tax rate will fluctuate significantly, depending upon earnings by specific geography.

Use of Non-GAAP Financial Measures

Loss before taxes, excluding special items, is a “non-GAAP” financial measure. The tables included in this release contain a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure. Loss before taxes, excluding special items, is not a measurement of financial performance under GAAP and should not be considered as an alternative to net loss or loss before taxes or other measures of performance determined in accordance with GAAP. The Company also discloses percentages relating to these non-GAAP measures.

Keithley’s management believes that loss before taxes, excluding special items, reflects an additional way of viewing aspects of the Company’s business. When viewed with and reconciled to the corresponding GAAP measures, they provide a more complete understanding of the Company’s results before taxes and help identify trends in the Company’s business. A general limitation of these non-GAAP measures is that use of these measures (as compared to the related GAAP measures) may reduce comparability with other companies that may calculate similar non-GAAP measures differently.

Forward-Looking Statements

Statements in the “Fourth Quarter Fiscal 2009 Results,” “Fiscal Year 2009 Results,” and the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, spending and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets including the ability of the Company’s customers to access credit and the Company’s risk to cash and short-term investments that are not backed by a government agency; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the ability of the Company to effectively sell to its customers as a result of a reduction in force and a refocus of the Company’s field sales organization; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments as revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact of the Company’s fixed costs in a period of declining sales; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to adapt its production capacities to rapidly changing market conditions; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement and realize the benefits of planned cost savings and other initiatives to return to profitability and its ability to do so without adversely affecting the Company’s product development programs and strategic initiatives; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; potential changes in pension plan assumptions; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; government actions which impact worldwide trade; the ability of the Company to maintain compliance with the New York Stock Exchange’s continued listing standards; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Tuesday, November 17, 2009, at 10 a.m. Eastern Standard Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE FISCAL YEAR
	ENDED SEPTEMBER 30,				ENDED SEPTEMBER 30,

	2009		2008		2009		2008
NET SALES	$24,058	100.0%	$33,137	100.0%	$102,527	100.0%	$152,468	100.0%

Cost of goods sold	10,233	42.5	14,035	42.4	44,890	43.8	62,623	41.1
Inventory write-off and accelerated depreciation for discontinued product line	-	0.0	-	0.0	2,540	2.5	-	0.0

Gross profit	13,825	57.5	19,102	57.6	55,097	53.7	89,845	58.9

Selling, general and administrative expenses	11,812	49.1	16,544	49.9	49,764	48.4	66,413	43.6
Product development expenses	3,683	15.3	6,292	19.0	18,024	17.6	25,504	16.7
Severance, exit and related charges	2,724	11.3	1,377	4.1	6,926	6.8	1,377	0.9

Operating loss	(4,394)	(18.2)	(5,111)	(15.4)	(19,617)	(19.1)	(3,449)	(2.3)

Investment income	29	0.0	282	0.9	303	0.3	1,603	1.0
Interest expense	(5)	(0.0)	(17)	(0.1)	(52)	(0.1)	(70)	(0.0)
Impairment of long-term investments	-	0.0	(1,950)	(5.9)	-	0.0	(2,620)	(1.7)

Loss before income taxes	(4,370)	(18.2)	(6,796)	(20.5)	(19,366)	(18.9)	(4,536)	(3.0)

Income tax expense (benefit)	70	0.3	(2,168)	(6.5)	31,138	30.4	(1,943)	(1.3)

NET LOSS	$(4,440)	(18.5)%	$(4,628)	(14.0)%	$(50,504)	(49.3)%	$(2,593)	(1.7)%

Basic loss per share	$(0.28)		$(0.29)		$(3.23)		$(0.16)
Diluted loss per share	$(0.28)		$(0.29)		$(3.23)		$(0.16)

Cash dividends per Common Share	$.0125		$.0375		$.1000		$.1500
Cash dividends per Class B Common Share	$.0100		$.0300		$.0800		$.1200

Weighted average number of shares outstanding - Diluted	15,713		15,716		15,648		15,854

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	September 30, 2009	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$24,114	$22,073
Restricted cash	569	--
Short-term investments	759	5,700
Accounts receivable and other, net of allowances	12,204	17,265
Inventory	9,937	19,823
Other current assets	2,056	7,562

Total current assets	49,639	72,423

Property, plant and equipment, net	11,100	13,152
Other assets	12,363	52,403

Total assets	$73,102	$137,978

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$--	$23
Accounts payable	4,916	7,325
Other current liabilities	12,194	14,389

Total current liabilities	17,110	21,737

Long-term debt	--	--
Other long-term liabilities	19,382	12,939

Shareholders' equity	36,610	103,302

Total liabilities and shareholders' equity	$73,102	$137,978

KEITHLEY INSTRUMENTS, INC.
RECONCILIATION OF REPORTED GAAP RESULTS
TO NON-GAAP FINANCIAL MEASURES
(In Thousands of Dollars)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE FISCAL YEAR
	ENDED SEPTEMBER 30,				ENDED SEPTEMBER 30,

	2009		2008		2009		2008

GAAP loss before income taxes	$(4,370)	(18.2)%	$(6,796)	(20.5)%	$(19,366)	(18.9)%	$(4,536)	(3.0)%
Non-GAAP adjustments:
Inventory write-off and accelerated depreciation for discontinued product line	-	0.0	-	0.0	2,540	2.5	-	0.0
Unusual excess and obsolete inventory reserve charges	-	0.0	699	2.1	-	0.0	925	0.6
Restructuring charges:
Other non-cash exit costs	-	0.0	-	0.0	1,958	1.9	-	0.0
Severance and related charges	2,724	11.3	1,377	4.1	4,968	4.8	1,377	0.9
Impairment of long-term investments	-	0.0	1,950	5.9	-	0.0	2,620	1.7
Total Non-GAAP adjustments	2,724	11.3	4,026	12.1	9,466	9.2	4,922	3.2
Non-GAAP loss before income taxes	$(1,646)	(6.8)%	$(2,770)	(8.4)%	$(9,900)	(9.7)%	$(386)	(0.3)%

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, Vice President and Chief Financial Officer
440-248-0400